SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NetScout Systems, Inc.

supplement to the definitive proxy statement

for the 2024 Annual Meeting of Stockholders

to be held on September 12, 2024

Explanatory Note

This proxy statement supplement (the “Supplement”) supplements certain information contained in the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by NetScout Systems, Inc. (the “Company”) on July 25, 2024. Any terms not defined in this Supplement have the terms defined in the Proxy Statement.

The Company is filing the Supplement solely to supplement footnote 2 to the Summary Compensation Table for Fiscal Year 2024 (the “Summary Compensation Table”) on page 53 of the Proxy Statement. Footnote 2 to the Summary Compensation Table discloses that the Company uses a Monte Carlo simulation model to calculate the grant date fair value of the PSUs awarded to the NEOs in the 2024 fiscal year. The Company is choosing to provide additional information about the methodology and assumptions used in the calculation of the grant date fair value of the PSUs. This information below supplements the information originally included footnote 2 to the Summary Compensation Table in its entirety.

(2)

This column was prepared assuming none of the PSUs and RSUs will be forfeited. The amounts reflected in this column do not reflect actual value realized by the NEO but represent the aggregate grant date fair value of the PSU and RSU awards. The grant date fair value of all RSU awards granted was computed in accordance with FASB ASC Topic 718 and was calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the date of grant by the number of RSUs granted. The grant date fair value of all PSU awards was $19.58 per share, determined under FASB ASC Topic 718 using a Monte Carlo simulation model in a risk-neutral framework which simulates a range of possible future stock prices and estimates the probabilities of the potential payouts. The Monte Carlo inputs for the grant date fair value of the PSUs include: (i) an expected life of 3.0 years, based on the period between the grant date and the end of the performance period; (ii) a risk-free rate of 4.14%, based on applicable U.S. treasury yields; (iii) a volatility of 30.6% based on the historical volatility of our common stock; (iv) a dividend rate of 0.0% based on our dividend payment history and (v) a starting common stock price of $29.31. In all cases, the amounts reflected above for PSU awards represent the maximum fair value of the performance-based portion of such awards as of the date of grant, assuming payout were to occur based on the achievement of maximum performance.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as supplemented by this Supplement.

For information on how to vote, change or revoke your vote or proxy, see “Questions and Answers About These Proxy Materials and Voting” in the Proxy Statement.